Exhibit 99.1

SELECTIS HEALTH, INC. ENTERS INTO AGREEMENT TO BE ACQUIRED BY BLACK PEARL

Stockholders to Receive $5.75 Per Share in Cash

Denver, CO – June 23, 2026 – Selectis Health, Inc. (OTCQB: GBCS) (“Selectis” or the “Company”), a healthcare company, today announced that it has entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with affiliates of Black Pearl Equities, a New York-based investment group (together with its affiliates, “Black Pearl”), pursuant to which Black Pearl will acquire all outstanding shares of Selectis common stock for $5.75 per share in cash.

Transaction Overview

Under the terms of the Merger Agreement, Black Pearl will commence a cash tender offer (the “Offer”) to purchase any and all outstanding shares of Selectis common stock at a price of $5.75 per share, net to the seller in cash, without interest and subject to applicable withholding taxes. The Offer is expected to commence within ten business days of today’s date.

Following completion of the Offer, and subject to the satisfaction of customary conditions, Black Pearl’s merger subsidiary will merge with and into Selectis, with Selectis continuing as the surviving corporation and becoming a wholly owned subsidiary of Black Pearl (the “Merger”). The Merger is expected to be effected as a short-form merger under the Utah Revised Business Corporation Act without a stockholder vote, as promptly as practicable following completion of the Offer.

The transaction is expected to close in the third quarter of 2026, subject to satisfaction of the conditions set forth in the Merger Agreement, including the valid tender of at least 70% of the outstanding shares of Selectis common stock in the Offer, receipt of required regulatory approvals, and other customary closing conditions. The transaction is not subject to any financing contingencies.

Board Recommendation

The Board of Directors of Selectis (the “Board”) has unanimously approved the Merger Agreement and determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders.

Quote

“This transaction delivers immediate, certain cash value to our stockholders at a meaningful premium, and reflects the dedication of our team and the strength of our portfolio,” said Krystal Echart, interim CEO and CFO of Selectis. “We believe partnering with Black Pearl positions Selectis for its next chapter of growth while ensuring continuity of the high-quality care our residents depend on.”

“From the outset, our approach to Selectis has been guided by a genuine regard for the company, its people, and its work," said Abraham Schwartz, Chief Executive Officer and President of Black Pearl. "We are grateful to the Selectis Board for its collaboration in reaching this agreement and look forward to completing the transaction.”

Advisors

Pearson Butler, LLC is acting as legal counsel to Selectis in connection with the transaction. Olshan Frome Wolosky LLP is acting as legal counsel to Black Pearl.

Important Notice Regarding the Tender Offer

The tender offer described in this press release has not yet commenced. This press release is neither a recommendation, an offer to purchase, nor a solicitation of an offer to sell any shares of Selectis common stock or any other securities. Stockholders of Selectis should not tender their shares in response to this press release. The Board’s formal recommendation with respect to the Offer will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Selectis with the SEC upon or promptly following commencement of the Offer. Stockholders are urged to read the Schedule 14D-9 and all other relevant documents filed with the SEC carefully and in their entirety when they become available, as they will contain important information about the Offer. The Offer has not yet commenced.

Additional Information

In connection with the Offer, Black Pearl will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”), and Selectis will file a Solicitation/Recommendation Statement on Schedule 14D-9, each containing important information about the Offer. Stockholders of Selectis are urged to read these documents carefully when they become available, as they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains “forward-looking statements”. Forward-looking statements can be identified by words like “may,” “will,” “likely,” “should,” “expect,” “anticipate,” “future,” “plan,” “believe,” “intend,” “goal,” “seek,” “estimate,” “project,” “continue,” and variations of such words and similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, assumptions, and uncertainties, including, but not limited to, risks related to: (i) the satisfaction of the conditions to closing the transaction in the anticipated timeframe or at all; (ii) the failure to obtain necessary regulatory approvals; (iii) the ability to realize the anticipated benefits of the transaction; (iv) the ability to successfully integrate the businesses; (v) disruption from the transaction making it more difficult to maintain business and operational relationships; (vi) the negative effects of this announcement or the consummation of the proposed transaction on the market price of Selectis’ common stock; (vii) significant transaction costs and unknown liabilities; (viii) litigation or regulatory actions related to the proposed transaction; and (xi) the failure to obtain the necessary financing to complete the transaction. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

The forward-looking statements included in this press release are made only as of the date of this release, and except as otherwise required by federal securities law, neither Selectis nor Black Pearl assumes any obligation nor do they intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About Selectis Health, Inc.

Selectis Health, Inc. is a healthcare owner-operator that acquires, develops, and manages skilled nursing facilities, assisted living facilities, and independent living facilities across the South and Southeastern United States. The Company currently operates eight properties in Arkansas and Oklahoma, providing post-acute and skilled nursing care, assisted and independent living services, and continuing care retirement programs, with reimbursement sourced through Medicare, Medicaid, and private pay arrangements. Selectis is focused on delivering quality resident care while pursuing strategic growth opportunities in an expanding senior healthcare market.

About Black Pearl

Black Pearl is a dynamic investment firm, advisory, and consultancy strategically diversified across healthcare sectors. Headquartered in Brooklyn, New York, Black Pearl fosters strategic synergies and facilitates high-impact transactions.

Contact:

Selectis Health, Inc.

600 17th Street, Suite 2800

Denver, CO 80202

selectis@gateway-grp.com